   As filed with the Securities and Exchange Commission on November 15, 1995
                                                    Registration No. 33-________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  ----------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  ----------

                            HAWAIIAN AIRLINES, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                                  ----------
                  HAWAII                                99-0042880
      (State or Other Jurisdiction of                (I.R.S. Employer
       Incorporation or Organization)               Identification No.)

                                  ----------

           3375 Koapaka Street
                Suite G350
             Honolulu, Hawaii                              96819
  (Address of Principal Executive Offices)               (Zip Code)

                                  ----------

                            HAWAIIAN AIRLINES, INC.
                            1994 STOCK OPTION PLAN
                           (Full Title of the Plan)

                                  ----------

                                 Rae A. Capps
            Vice President, General Counsel and Corporate Secretary
                              3375 Koapaka Street
                                  Suite G350
                            Honolulu, Hawaii  96819
                    (Name and Address of Agent For Service)

                                  ----------

                                (808) 835-3700
          Telephone Number, Including Area Code, of Agent For Service

                                  ----------

                                With a copy to:
                               Robert T. Gelber
                            Gibson, Dunn & Crutcher
                            333 South Grand Avenue
                        Los Angeles, California  90071
                                (213) 229-7388

                                  ----------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                      Proposed Maximum      Proposed Maximum        Amount of
       Title of Securities            Amount to      Offering Price Per         Aggregate         Registration
        to be Registered            be Registered           Share            Offering Price            Fee
==============================================================================================================
             Class A
           Common Stock              600,000 (1)              (2)               $982,350(2)         $197.00(2)
-------------------------------------------------------------------------------------------------------------
          Preferred Stock
          Purchase Rights            600,000 (3)             $0.00                $0.00               $0.00
==============================================================================================================

(1) These shares are reserved for issuance pursuant to stock options in the Hawaiian Airlines, Inc. 1994 Stock Option Plan (the "Plan"). Pursuant to Rule 416, also being registered are additional shares of Class A Common Stock as may become available under the Plan through the operation of anti-dilution provisions.
(2) Estimated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee, as follows: $959,850 with respect to 592,500 shares of Class A Common Stock that are currently under option, based on the price of $1.62 at which the options may be exercised; and $22,500 with respect to 7,500 shares of Class A Common Stock, based on a price of $3.00 per share, the average of the high and low trading prices of the Class A Common Stock of Hawaiian Airlines, Inc. (the "Company") on the American Stock Exchange on November 8, 1995.
(3) These Preferred Stock Purchase Rights attach to each share of Class A Common Stock upon issuance.

                                EXPLANATORY NOTE

         This Registration Statement is being filed by Hawaiian Airlines, Inc. ("Hawaiian" or the "Company") in order to register 600,000 shares of Class A Common Stock (the "Class A Common Stock" or the "Securities") which have been reserved for issuance under the Hawaiian Airlines, Inc. 1994 Stock Option Plan, as amended (the "Plan") (including 600,000 Preferred Stock Purchase Rights (the "Rights"), one of which attaches to each share of Class A Common Stock issued, pursuant to the Rights Agreement dated as of December 23, 1994, as amended by and between the Company and Chemical Trust Company of California, as Rights Agent). The additional shares of Class A Common Stock that may become available for purchase in accordance with the provisions of the Plan in the event of certain changes in the outstanding shares of Class A Common Stock of Hawaiian, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations, are also being registered.

         The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of Securities acquired under the Plan by persons who may be considered affiliates of Hawaiian, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

                            HAWAIIAN AIRLINES, INC.
                             CLASS A COMMON STOCK

                               ($.01 PAR VALUE)

                                600,000 SHARES

             This Prospectus relates to 600,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock" or the "Securities") (including 600,000 Preferred Stock Purchase Rights (the "Rights"), one of which attaches to each share of Class A Common Stock issued, pursuant to the Rights Agreement dated as of December 23, 1994, as amended by and between the Company and Chemical Trust Company of California, as Rights Agent), of Hawaiian Airlines, Inc., a Hawaiian corporation ("Hawaiian" or the "Company") which have previously been issued or may in the future be issued pursuant to awards granted under the Hawaiian Airlines, Inc. 1994 Stock Option Plan, as amended (the "Plan") to, and which may be offered for resale from time to time by, certain officers and employees of the Company named in "Selling Shareholders" and Annex 1 hereto (the "Selling Shareholders").

             The Company will not receive any of the proceeds from the sale of the Class A Common Stock offered hereby. The Company will pay all of the expenses associated with this Prospectus. The Selling Shareholders will pay all selling and other expenses, if any, associated with any sale of the Securities.

             See "Risk Factors" for certain considerations relevant to an investment in the Securities.

             The Class A Common Stock is listed on the American Stock Exchange and the Pacific Stock Exchange (Symbol: HA).

                        ________________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                      COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                        _______________________________


               The date of this Prospectus is November 15, 1995.

                             AVAILABLE INFORMATION

             The Company has filed a Registration Statement on Form S-8 relating to the Plan (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

             The Company's Class A Common Stock is listed on the American Stock Exchange and the Pacific Stock Exchange (Symbol: HA), and reports and information concerning the Company can be inspected at such exchanges, 86 Trinity Place, New York, New York 10006 and 301 Pine Street, San Francisco, California 94104, respectively.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this
   Prospectus:

             (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, including the Financial Statements and Financial Statement Schedule and the Reports of KPMG Peat Marwick LLP, Independent Auditors, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A;

             (2) The Quarterly Report on Form 10-Q for the period ended March 31, 1995;

             (3) The Quarterly Report on Form 10-Q for the period ended June 30, 1995;

             (4) The Quarterly Report on Form 10-Q for the period ended September 30, 1995;

             (5)  The Current Report on Form 8-K dated June 19, 1995;

             (6)  The Current Report on Form 8-K dated June 25, 1995;

             (7)  The Current Report on Form 8-K dated August 22, 1995;

             (8)  The Current Report on Form 8-K dated October 4, 1995;

             (9)  The Current Report on Form 8-K dated November 6, 1995;

             (10) The Proxy Statement dated August 1, 1995;

             (11) The Registration Statement on Form 8-A filed June 20, 1995;
                  and

             (12) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold.

             Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Hawaiian Airlines, Inc., Attention: Corporate Secretary, 3375 Koapaka St., Suite G350, Honolulu, Hawaii 96819, telephone number (808) 835-3700.

                                  THE COMPANY

             The Company's principal executive offices are located at 3375 Koapaka St, Suite G350, Honolulu, Hawaii 96819, and its telephone number is
   (808) 835-3700. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (which is incorporated herein by reference).

                                 RISK FACTORS

             Prospective investors should consider carefully, in addition to the other information contained in and incorporated into this Prospectus, the following information before purchasing the Securities offered hereby.

   Historical Losses; Liquidity Shortfalls
   ---------------------------------------

             Prior to 1995, the airline industry suffered poor financial operating results. Aggregate losses of the U.S. airline industry during the five calendar years prior to 1995 are said to have exceeded the total of all cumulative profits from its inception. Since the commencement of deregulation in 1978, the airline industry has become extremely competitive and volatile. Increased competition, rising operational costs and pricing pressure have created financial difficulties for most airlines and many airlines have been acquired, forced to restructure or ceased operations. The Air Transportation Association reported that despite record traffic, the domestic airline industry posted a net loss of approximately $279 million in 1994. However, in October 1995 the Air Transportation Association announced that it believes U.S. airlines will post operating profits of approximately $2.2 billion for 1995.

             As with other airlines, Hawaiian has been adversely affected by these poor conditions. Having experienced significant operating losses and net losses for more than five years, in September 1993, Hawaiian together with its affiliates, HAL, INC. and West Maui Airport, Inc., filed voluntary petitions for relief under Chapter 11. Pursuant to the HAL, INC., Hawaiian Airlines, Inc., and West Maui Airport, Inc. Third Amended Consolidated Plan of Reorganization, as amended (the "Reorganization Plan"), Hawaiian emerged from Chapter 11 in September 1994.

             The airline industry is a highly cyclical business with substantial volatility, and airlines frequently experience short-term peak cash requirements caused by both seasonal fluctuations in traffic that often put a drain on cash during off-peak periods and other exogenous factors, such as fuel price fluctuations or unexpected maintenance costs. Accordingly, airlines require substantial working capital to sustain continued operations under most conditions. The Company has operated with limited cash and cash equivalents and a working capital deficit for a number of years. Working capital deficits are not uncommon in the airline industry since airlines typically have no product inventories and sales not yet flown are reflected as current liabilities.

             Upon its emergence from Chapter 11, the Company recognized an extraordinary gain of $190.1 million representing the relief of approximately $204.7 million in liabilities net of offsets and certain liabilities which survived. In September 1994, credit facility borrowings were made by the Company under a financing arrangement with CIT Group/Credit Finance, Inc. In order to increase liquidity, the Company has engaged in a series of promotional ticket sale activities. However, as of September 30, 1995, the Company had a net working capital deficit of $46.3 million.

             Notwithstanding the above and other measures, since emerging from Chapter 11, the Company has continued to experience liquidity shortfalls. The Company has failed to timely make certain payments due to American Airlines, Inc. ("American") pursuant to a long term lease agreement (the "Aircraft Lease Agreement") between the Company and American for the maintenance and rental of six DC-10 aircraft. As of the date of this Prospectus, the aggregate amount of payments of lease rent and maintenance fees due to American that have been deferred with American's consent is approximately $7.1 million.

             On June 1, 1995, the Company and American entered into a further amendment to the Aircraft Lease Agreement that allowed the Company to delay making any overdue or further scheduled Deferral Payments until August 22, 1995. This deadline has since been extended, first to October 6, 1995 and as of the date of this Prospectus, to November 20, 1995. The deferral is intended to give the Company more time to obtain additional financing. The Company has engaged an investment bank to assist in efforts to obtain additional financing. The Company has held a series of discussions with potential investors to solicit interest in providing additional capital in return for shares representing an equity interest in the Company.

             As a result of and following discussions with potential investors, on November 6, 1995, the Company signed a letter of intent with a private investor group to provide $20,000,000 of new equity capital to the Company in exchange for 18,181,818 shares of the Company's Class A Common Stock. The letter of intent also contemplates a rights offering to the Company's existing shareholders, to take place at some point during 1996, at a substantial discount from the then current market price. The transaction, which will result in the investor group having six of the current eleven Board of Director seats, is subject to numerous conditions, including the negotiation and execution of definitive agreements and certain modifications to agreements with the Company's unions and certain of its creditors. If the conditions are satisfied, it is contemplated that the definitive agreements will be signed in early December 1995, with closing scheduled as soon as possible thereafter.

             The Company currently does not have access to other unutilized credit facilities and, since there are no remaining unencumbered assets, its access to additional sources of liquidity remains limited. Unless the Company is successful in its efforts to raise new equity capital, there may continue to be liquidity shortfalls in the future. There can be no assurance that the Company will succeed in solving its liquidity problems or that the Company will have sufficient cash resources to support its continued operations. Because of the Company's liquidity shortfall, an adverse change in events and circumstances could result in the Company being unable to meet its financial obligations.

   Cyclicality of Hawaii Tourism
   -----------------------------

             The profitability of the Company's operations is strongly influenced by the conditions of the American, Japanese and other foreign economies and the popularity of Hawaii as a tourist destination. Tourism to Hawaii grew strongly during the latter half of the 1980s primarily due to a significant increase in the number of visitors from Japan and the Far East. During the same period the number of visitors from North America also grew steadily, though less dramatically. After reaching its peak in 1990, the Hawaii tourism industry experienced three consecutive years of decline as its two largest sources of visitors, California and Japan, both entered the worst recession each respective region has experienced since World War II. From time to time, various events, such as Hurricane Iniki and the Persian Gulf War, and industry-specific problems, such as fare wars and strikes, have had a negative impact on tourism in Hawaii and have adversely affected the Company's business. Local industry consultants project moderate tourist demand for the next three fiscal years, with the Hawaii tourism industry not experiencing pre-recession visitor counts until 1997. This, combined with the earthquake in Kobe, Japan, the floods in California, and the devaluation of the Mexican peso, which may ultimately lure more travelers to Mexican destinations, pose further challenges for the continued recovery of Hawaii tourism. A significant decrease in Hawaii tourism could have a material adverse effect on the Company, and there is no assurance that there will be no such decrease.

   Fuel Prices
   ------------

             Fuel is a significant expense for any air carrier and even marginal changes in fuel prices can greatly impact a carrier's profitability. Hawaiian's fuel consumption for 1994 was 78,180,000 gallons of fuel at an average cost per gallon of $0.61, in aggregate representing approximately 14.9% of total operating expenses. The single most important factor affecting petroleum product prices, including the price of jet fuel, continues to be the actions of the OPEC countries in setting targets for the production, and pricing of crude oil. In addition, aviation fuel prices are affected by the markets for heating oil, diesel fuel, automotive gasoline and natural gas. Seasonally, second and third quarter jet fuel prices are typically lower than during the first and fourth quarters as the demand for heating oil, which competes with jet fuel for refinery production, subsides and refiners switch to gasoline production which also increases the output of aviation fuel. All petroleum product prices continue to be subject to unpredictable economic, political and market factors. Also, the balance among supply, demand and price has become more reactive to world market conditions. Accordingly, the price and availability of aviation fuel, as well as other petroleum products, continues to be unpredictable and there can be no assurance that Hawaiian will be able to purchase fuel at the rates it does today.

             In addition, in 1993, new taxes were placed on the production of certain fuels based on their energy content. At the end of October 1995, a two year moratorium which exempted the airline industry from the effects of such taxes expired. While there are bills before Congress to extend the exemption until at least February 1997, which may or may not be passed, the Company, is subject to and is paying an additional $0.043 per gallon tax on fuel effective November 1, 1995. The Company cannot predict whether the exemption will be extended or, if not, whether it will be able to pass on such additional costs to its customers.

   Competition
   -----------

             The Company's principal competitor in the Interisland market is Aloha Airlines, Inc. ("Aloha"). Excluding turbo prop competition, Hawaiian had an Interisland Revenue Passenger Miles ("RPMs") market share of approximately 41% in 1994 compared to Aloha's market share of approximately 59%. Unlike Hawaiian, Aloha does not engage in Transpacific operations and derives significant revenues from the Interisland market. In 1994, Aloha reported revenues of $230 million and an operating loss of $475,000. Aloha's competitive position has been strengthened through its marketing affiliations with United Airlines, Inc. ("United"). Aloha is a member of United's frequent flyer program and also has a code sharing agreement with United. Aloha principally utilizes sixteen Boeing 737 aircraft with a schedule that averages approximately 190 flights to service the same basic Interisland routes as the Company. The Company believes its competitive position was strengthened when, in the current year it became a member of the American AAdvantage(R) frequent flyer program. Although the Company believes that the alliances it established with American in 1994 (which do not include code sharing) and the other strategies it is implementing will help in its objective of regaining the dominant position in the interisland market, there can be no assurance that the Company will be able to maintain or increase its market share in the Interisland Market.

             The Company currently competes with major carriers such as United, American, Delta, Continental, and Northwest on its Transpacific routes. In addition to the competition produced by the major carriers, 1994 saw increased competition through an increase in charters in the Transpacific market. The influx of charter carriers increased capacity between Honolulu and U.S. West Coast destinations by as much as, on average, sixty-five flights per week, which further diluted available scheduled market share and placed additional downward pressure on fares.

             During 1994, Hawaiian flew approximately 880,000 passengers or 2.2 billion RPMs between Hawaii and the cities of Los Angeles, San Francisco, Seattle, Las Vegas, Portland and Anchorage. Based on information obtained from the State of Hawaii Department of Transportation, the Company believes that during the peak seasonal travel period in 1994, the Company maintained market shares of approximately 12.6% and 14.6% of the total domestic market into Honolulu based on number of flights and available seats, respectively, and in 1994, the Company carried approximately 12.0% of the total revenue passengers into Honolulu from all U.S. mainland domestic sources.

   Net Operating Loss Carryforwards ("NOLs")
   -----------------------------------------

             The Chapter 11 reorganization of the Company resulted in another "ownership change" of the Company under Section 382 of the Internal Revenue Code. The Company has elected the annual limitation rules under Section 382(1)(6) of the Internal Revenue Code (the "Section 382(1)(6) limitation"). Under this provision, the Company's ability to utilize NOLs and equivalent tax credit carryforwards in the future is subject to a minimum annual limitation of $2.4 million. Any part of the $2.4 million that is not utilized in a given year may be carried forward to the next year and combined with that year's annual Section 382(1)(6) limitation. NOLs and general business credit carryforwards generated after the effective date of the Reorganization Plan are not subject to the Section 382(1)(6) limitation.

             As of December 31, 1994, the Company has NOLs and equivalent general business credit carryforwards of $99.4 million to offset taxable income. Of this amount, $68.6 million represents restricted available net operating losses and $30.8 million represents unrestricted net operating losses. These losses and credits will expire in the year 2005 at the earliest. In addition, if the Company is successful in its efforts in obtaining additional capital in return for shares representing an equity interest in the Company, the issuance of additional securities could result in an ownership change of the Company for purposes of Section 382 and thereby result in additional limitations under Section 382. There can be no assurances that the Company will be entitled to use all or a significant portion of its NOLs following an additional issuance of securities.

   Transfer Restrictions
   ---------------------

             Article XIII of the Company's Amended Articles of Incorporation, as amended (the "Amended Articles of Incorporation") prohibits the transfer of stock or an option prior to the earliest of September 12, 1997, the date on which the Company's NOL has been reduced to zero or the date on which there has been an ownership change of the Company within the meaning of Section 382, if the transfer increases the percentage of stock owned by any person or public group that owns, because of the transfer would own or has since September 12, 1994 owned more than 4.75% of the outstanding stock, or is, or as a result of the transfer would be treated as a 5% shareholder within the meaning of Section 382 of the Code. Such a transfer of stock or an option is deemed a "Prohibited Transfer" and shall be void ab initio as to the
                                                    -- ------
   purported transferee.

             Article IV of the Amended Articles of Incorporation prohibits the ownership or control of more than 25% (subject to increase or decrease as provided in Article IV) of the issued and outstanding Class A Common Stock (and any other shares of stock of the Company entitled to vote on matters generally referred to shareholders for a vote) by persons who are not "Citizens of the United States" as defined in the federal Transportation Act. The Amended Bylaws of the Company provide that a transfer of shares of Class A Common Stock (and any other shares of stock of the Company entitled to vote on matters generally referred to shareholders for a vote) to a person who is not a "citizen of the United States" shall not be valid except between the parties to the transfer until the transfer has been recorded on the books of the Company and also recorded on the Foreign Stock Record of the Company, as provided for in the Amended Bylaws of the Company.

                                USE OF PROCEEDS

             The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                              SELLING SHAREHOLDERS

             The table attached as Annex I hereto sets forth, as of November 1, 1995 or a subsequent date if amended or supplemented: (a) the name of each Selling Shareholder and his or her relationship to the Company during the last three years; (b) the number of shares of Class A Common Stock each Selling Shareholder beneficially owned prior to this offering; (c) the number of Securities offered pursuant to this Prospectus by each Selling Shareholder; and (d) the amount and the percentage of the Company's Class A Common Stock that would be owned by each Selling Shareholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

                              PLAN OF DISTRIBUTION

             Sales of the Securities offered hereby may be made on the American Stock Exchange, the Pacific Stock Exchange, the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by such shareholder.

             The Securities may be (a) sold in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchased by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) sold in an exchange distribution in accordance with the rules of such exchange, and (d) sold in ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Certain Selling Shareholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any Prospectus Supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

             There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

             The validity of the Class A Common Stock has been passed upon for the Company by Rae A. Capps, its Vice President, General Counsel and Corporate Secretary. Ms. Capps owns no shares of Class A Common Stock; she owns options to purchase 40,000 shares of Class A Common Stock.

             The financial statements and financial statement schedule of the Company as of December 31, 1994 and 1993, and for the period September 12, 1994 through December 31, 1994, the period January 1, 1994 through September 11, 1994, and for each of the years in the two-year period ended December 31, 1993, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

             The reports of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements and financial statement schedule indicate that the financial statements of the Company as reorganized (the "Reorganized Company") reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting and, as a result, the financial statements of the Reorganized Company are presented on a basis different than those of the Company prior to reorganization. In addition, the reports refer to a change in the method of accounting for income taxes.

             The reports of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements and financial statement schedule contain an explanatory paragraph that states that the Company's recurring losses from operations, deficit working capital and limited sources of additional liquidity, raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                    ANNEX I

                                                                                                                  Shares to be
                                                                                                            Beneficially Owned upon
                                                                                                                 Completion of
                                       Relationship to Company       Shares Beneficially                         Offering(1)(3)
                                             During Last                 Owned as of       Shares Offered   ----------------------
       Selling Shareholder                   Three Years             November 1, 1995(1)      Hereby(2)          Number    Percent
     -----------------------        -----------------------------    -------------------    --------------- ----------------------
     Bruce R. Nobles                Chairman of the Board,                     304,342          300,000           4,342        *
                                    President and Chief Executive
                                    Officer since September 1994;
                                    President and Chief Executive
                                    Officer from June 1993 to
                                    September 1994

     Frank L. Forster               Senior Vice President and                   60,534           60,000             534        *
                                    Chief Operating Officer since
                                    March 1994; Maintenance
                                    Advisor (consultant) from
                                    1991-March 1994

     C. J. David Davies             Senior Vice President-Finance               67,672           65,000           2,672        *
                                    and Chief Financial Officer
                                    since July 1993

     Clarence K. Lyman              Vice President-Finance,                     51,670           50,000           1,670        *
                                    Treasurer and Assistant
                                    Corporate Secretary since 1991

     Peter W. Jenkins               Senior Vice                                 40,000           40,000               0        *
                                    President-Marketing and Sales
                                    since April 1994

     Rae A. Capps                   Vice President, General                     40,000           40,000               0        *
                                    Counsel and Corporate
                                    Secretary since September
                                    1994; Vice President, General
                                    Counsel and  Secretary from
                                    September 1993 to September
                                    1994

     John P. Solomito               Vice President-Customer                      9,103            7,500           1,603        *
                                    Services since February 1992

     Alexander D. Jamile            Vice President-Government and                9,170            7,500           1,670        *
                                    Community Affairs since 1993;
                                    Vice President-Administration/
                                    Governmental and Community
                                    Affairs from October 1992 to
                                    1993

     Glen L. Stewart                Vice President-Transpacific                  9,543            7,500           2,043        *
                                    and Southpacific Marketing
                                    since August 1993; Senior
                                    Vice President-Transpacific
                                    from 1991 to August 1993

     Glenn G. Taniguchi             Vice President-Schedule                      8,338            7,500             838        *
                                    Planning and Reservations
                                    since 1995; Staff Vice
                                    President-Schedule Planning
                                    and Reservations from 1991 to
                                    1995

     Michael P. Loo                 Staff Vice                                   9,170            7,500           1,670        *
                                    President-Controller since
                                    August 1993

     --------------
     (1) Assumes that all options to acquire shares are exercisable within 60 days, although the options do not vest until February 2, 1996.
         Includes shares held by Hawaiian Airlines, Inc. Employee Stock Plan, if any.

     (2) Assumes that all options to acquire shares are exercisable immediately.

     (3) Assumes that all outstanding options are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

     *   Less than 1% of issued and outstanding shares of Class A Common Stock.

                               TABLE OF CONTENTS

                                                Page
                                                ----
     The Company.............................     3
     Risk Factors............................     3
     Use of Proceeds.........................     7
     Selling Shareholders....................     7
     Plan of Distribution....................     7
     Interest of Named Experts and Counsel...     8

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

             The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Registration Statement:

             (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, including the Financial Statements and Financial Statement Schedule and the Reports of KPMG Peat Marwick LLP, Independent Auditors, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A;

             (ii) The Quarterly Report on Form 10-Q filed for the period ended March 31, 1995;

             (iii) The Quarterly Report on Form 10-Q filed for the period ended June 30, 1995;

             (iv) The Quarterly Report on Form 10-Q filed for the period ended September 30, 1995;

             (v)     The Current Report on Form 8-K dated June 19, 1995;

             (vi)    The Current Report on Form 8-K dated June 25, 1995;

             (vii)   The Current Report on Form 8-K dated August 22, 1995;

             (viii)  The Current Report on Form 8-K dated October 4, 1995;

             (ix)    The Current Report on Form 8-K dated November 6, 1995;

             (x)     The Proxy Statement dated August 1, 1995;

             (xi)    The Registration Statement on Form 8-A filed June 20, 1995;
   and

             (xii) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold.

             Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

   ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

             The validity of the Class A Common Stock has been passed upon for the Company by Rae A. Capps, its Vice President, General Counsel and Corporate Secretary. Ms. Capps owns no shares of Class A Common Stock; she owns options to purchase 40,000 shares of Class A Common Stock.

   ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Section 415-5 of the Hawaii Business Corporation Act (the "Hawaii Indemnification Statue") provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such a capacity with another enterprise (such person being hereinafter referred to as the "Indemnitee"). The indemnity may cover expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

             Section 415-48.5 of the Hawaii Business Corporation Act ("HBCA") provides that a corporation does not have the power to eliminate or limit the personal liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its shareholders, (b) any act or omission of the director not performed in good faith, or which involves intentional misconduct or knowing violation of the law, or which constitutes a willful or reckless disregard of the director's fiduciary duty, (c) the director's willful or negligent violation of any provision of the HBCA regarding payment of dividends or stock purchase or redemption, or (d) any transaction from which the director received an improper benefit.

             The Hawaii Indemnification Statute also provides that, in the case of an action or suit by or on behalf of the corporation, the corporation has the power to indemnify an Indemnitee against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believes to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which the Indemnitee had been adjudged to be liable for negligence or misconduct in the performance of the Indemnitee's duties to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines that, despite the adjudication of liability, but in view of all circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court deems proper. The provision does not, however, expressly authorize the corporation to indemnify the Indemnitee against judgments, fines and amounts paid in settlement arising out of a shareholder's derivative action.

             The Hawaii Indemnification Statute further provides that indemnification is mandatory with respect to expenses incurred in connection with any action, suit or proceeding, to the extent the Indemnitee is successful on the merits or otherwise in defense of any such action or claim.

             Under the Hawaii Indemnification Statute, indemnification (other than mandatory indemnification as described in the preceding paragraph) may be made only upon determination that the Indemnitee has met the applicable standard of conduct set forth in the statute. This determination must be made by the Board of Directors by a majority of the quorum consisting of the directors who were parties to the proceeding, by independent legal counsel in a written opinion, by the shareholders or by the court in which the proceeding is or was pending.

             The Hawaii Indemnification Statute allows the payment by the corporation of expenses incurred by an Indemnitee in advance of the final disposition of an action, suit or proceeding if the Indemnitee provides an undertaking of repayment. Additionally, it provides that the indemnity provided by the statute is not exclusive of any other rights to which an Indemnitee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. It also provides that a corporation may purchase insurance for officers or directors of the corporation.

             Article VII of the Company's Amended Articles of Incorporation (the "Amended Articles of Incorporation") incorporates the provisions of the Hawaii Indemnification Statute so as to provide the indemnification of the Hawaii Indemnification Statute to officers and directors of the Company. Paragraph F of Article VII of the Amended Articles of Incorporation provides that the indemnity provided by the Amended Articles of Incorporation is nonexclusive of any other rights of indemnification to which an Indemnitee may be entitled.

             The Company has also entered into indemnity agreements with its directors and certain of its officers and an indemnification trust agreement with Hawaiian Trust Company, Ltd., as Trustee. The indemnity agreements and indemnification trust agreement provide the individuals who entered into such agreement a contractual right to indemnification and the advancement of defense expenses in addition to any rights provided under the Hawaii Indemnification Statute, the Company's Amended Articles of Incorporation or otherwise. The trust agreement funds the Company's obligations for indemnification under the indemnity agreements.

             The statutory provisions cited above and the Amended Articles of Incorporation also grant the power to the Company to purchase and maintain insurance which protects officers and directors against any liability incurred in connection with their services in such a position. Such an insurance policy has been obtained by the Company.

             Finally, the Plan provides that a director who is a member of the Committee administering the Plan (a "Qualified Director") shall not be liable for any action or inaction taken by the Committee relating to the Plan or options, except in circumstances involving the Qualified Director's bad faith.

   ITEM 8.  EXHIBITS.

        Exhibit No.                         Description
        -----------           ----------------------------------------
            4.1               Hawaiian Airlines, Inc. 1994 Stock
                              Option Plan, as amended

            5.1               Opinion of Rae A. Capps, Esq.

           23.1               Consent of KPMG Peat Marwick LLP

           23.2               Consent of Rae A. Capps, Esq. (included
                              in Exhibit 5.1)

           24.1               Power of Attorney (included on Signature Pages)

           99.1               Form of Hawaiian Airlines, Inc.
                              Nonqualified Stock Option Agreement

   ITEM 9.  UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on this 15th day of November, 1995.


                                    HAWAIIAN AIRLINES, INC.

                                    By: /s/ Bruce R. Nobles
                                        ---------------------------------
                                    Bruce R. Nobles
                                    Chairman of the Board,
                                    President and Chief Executive Officer

                               POWER OF ATTORNEY

             Each person whose signature appears below constitutes and appoints Bruce R. Nobles, Rae A. Capps and Clarence K. Lyman his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

          Signature                         Title                     Date
   --------------------------   ----------------------------    -----------------

   /s/ Bruce R. Nobles          Chairman of the Board,          November 15, 1995
   --------------------------   President and Chief
   Bruce R. Nobles              Executive Officer (Principal
                                Executive Officer)

   /s/ C.J. David Davies        Senior Vice President -         November 15, 1995
   --------------------------   Finance and Chief Financial
   C.J. David Davies            Officer (Principal Financial
                                and Accounting Officer)

   /s/ Martin Anderson          Director                        November 15, 1995
   --------------------------
   Martin Anderson

   /s/ David Urrea              Director                        November 15, 1995
   --------------------------
   David Urrea

   /s/ Carol A. Fukunaga        Director                        November 15, 1995
   --------------------------
   Carol A. Fukunaga

   /s/ Samson Poomaihaelani     Director                        November 15, 1995
   --------------------------
   Samson Poomaihaelani

   /s/ Jeffrey A. Brodsky       Director                        November 15, 1995
   --------------------------
   Jeffrey A. Brodsky

   /s/ Clifton Kagawa           Director                        November 15, 1995
   --------------------------
   Clifton Kagawa

   /s/ Einar Olafsson           Director                        November 15, 1995
   --------------------------
   Einar Olafsson

   /s/ Todd G. Cole             Director                        November 15, 1995
   --------------------------
   Todd G. Cole

   /s/ Richard Humphreys        Director                        November 15, 1995
   --------------------------
   Richard Humphreys

   /s/ Samuel A. Woodward       Director                        November 15, 1995
   --------------------------
   Samuel A. Woodward

                               INDEX TO EXHIBITS

    Exhibit
     Number                       Description
   -----------     -------------------------------------
         4.1         Hawaiian Airlines, Inc. 1994 Stock
                     Option Plan, as amended

         5.1         Opinion of Rae A. Capps, Esq.

        23.1         Consent of KPMG Peat Marwick LLP

        23.2         Consent of Rae A. Capps, Esq. (included
                     in Exhibit 5.1)

        24.1         Power of Attorney (included on Signature Pages)

        99.1         Form of Hawaiian Airlines, Inc.
                     Nonqualified Stock Option Agreement
                     used in connection with Hawaiian
                     Airlines, Inc. 1994 Stock Option Plan